Exhibit 99.1

Osborn Group
(An Operating Unit of ChoicePoint Inc.)

Financial Statements
as of December 31, 2000 and 1999

Together With Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ChoicePoint Inc.:

We have audited the accompanying balance sheets of the OSBORN GROUP (an operating unit of ChoicePoint Inc.) as of December 31, 2000 and 1999 and the related statements of income, parent's investment and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, audits the financial statements referred to above present fairly, in all material respects, the financial position of the Osborn Group as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Atlanta, Georgia
August 31, 2001

OSBORN GROUP
(An Operating Unit of ChoicePoint Inc.)

BALANCE SHEETS
December 31, 2000 and 1999
(In Thousands)
	2000	1999
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 2,359	$ 1,910
Accounts receivable, net of allowance for doubtful accounts of $482 in 2000 and $513 in 1999	5,031	11,762
Inventories	1,902	1,656
Deferred income taxes	235	285
Other current assets	164	134
Total current assets	9,691	15,747

PROPERTY AND EQUIPMENT, net	12,716	13,527
GOODWILL, net	40,739	41,944
OTHER, net	4,850	6,438
Total assets	$ 67,996	$ 77,656

LIABILITIES AND PARENT'S INVESTMENT
CURRENT LIABILITIES:
Accounts payable	$ 615	$ 988
Accrued salaries and bonuses	697	881
Income taxes payable	1,085	2,033
Other current liabilities	1,649	2,325
Total current liabilities	4,046	6,227

DEFERRED INCOME TAXES	1,662	2,215
POSTRETIREMENT BENEFIT OBLIGATIONS	604	554
Total liabilities	6,312	8,996
COMMITMENTS AND CONTINGENCIES (Note 6)
PARENT'S INVESTMENT	61,684	68,660
Total liabilities and parent's investment	$ 67,996	$ 77,656

The accompanying notes are an integral part of these balance sheets.

OSBORN GROUP
(An Operating Unit of ChoicePoint Inc.)

STATEMENTS OF INCOME
for the Years Ended December 31, 2000, 1999, and 1998
(In Thousands)
	2000	1999	1998
REVENUE	$ 42,356	$ 47,461	$ 40,689
COSTS AND EXPENSES:
Cost of services	32,142	33,327	29,872
Selling, general, and administrative	6,924	6,985	6,584
Unusual items	400	—	—
Total costs and expenses	39,466	40,312	36,456
OPERATING INCOME	2,890	7,149	4,233
OTHER INCOME	26	107	22
INTEREST EXPENSE	(730)	(1,222)	(1,028)
INCOME BEFORE INCOME TAXES	2,186	6,034	3,227
PROVISION FOR INCOME TAXES	1,377	2,892	1,777
NET INCOME	$ 809	$ 3,142	$ 1,450

The accompanying notes are an integral part of these statements.

OSBORN GROUP
(An Operating Unit of ChoicePoint Inc.)

STATEMENTS OF PARENT'S INVESTMENT
AND COMPREHENSIVE INCOME
for the Years Ended December 31, 2000, 1999, and 1998
(In Thousands)
	2000	1999	1998
PARENT'S INVESTMENT:
Parent's investment, beginning of year	$ 68,660	$ 65,579	$ 66,636
Net income	809	3,142	1,450
Foreign currency translation adjustments, net of taxes of $42, $(44), and $33 in 2000, 1999, and 1998, respectively	(75)	79	(58)
Net transactions with parent	(7,961)	(231)	(2,449)
Tax benefit of stock options exercised	251	91	0
Parent's investment, end of year	$ 61,684	$ 68,660	$ 65,579

COMPREHENSIVE INCOME:
Net income	$ 809	$ 3,142	$ 1,450
Foreign currency translation adjustments, net of taxes of $42, $(44), and $33 in 2000, 1999, and 1998, respectively	(75)	79	(58)
Total comprehensive income	$ 734	$ 3,221	$ 1,392

The accompanying notes are an integral part of these statements.

OSBORN GROUP
(An Operating Unit of ChoicePoint Inc.)

STATEMENTS OF CASH FLOWS
for the Years Ended December 31, 2000, 1999, and 1998
(In Thousands)
	2000	1999	1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 809	$ 3,142	$ 1,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,753	4,844	4,151
Tax benefit of stock options exercised	251	91	—
Deferred income taxes	(503)	257	676
Changes in assets and liabilities:
Accounts receivable	6,731	(5,735)	499
Inventories	(246)	146	429
Accounts payable	(373)	398	(180)
Accrued salaries and bonuses	(184)	100	88
Other current liabilities	(676)	1,005	674
Income tax payable	(948)	(426)	633
Other	(54)	166	32
Net cash provided by operating activities	9,560	3,988	8,452
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment, net	(864)	(973)	(2,514)
Additions to other assets, net	(286)	(2,027)	(2,105)
Net cash used by investing activities	(1,150)	(3,000)	(4,619)
CASH FLOWS FROM FINANCING ACTIVITIES:
Transactions with parent, net	(7,961)	(231)	(2,449)
NET INCREASE IN CASH AND CASH EQUIVALENTS	449	757	1,384
CASH AND CASH EQUIVALENTS, beginning of year	1,910	1,153	(231)
CASH AND CASH EQUIVALENTS, end of year	$ 2,359	$ 1,910	$ 1,153

The accompanying notes are an integral part of these statements.

OSBORN GROUP

(An Operating Unit of ChoicePoint Inc.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2000, 1999, and 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Osborn Group ("Osborn" or the "Company") consists of ChoicePoint Inc.'s ("ChoicePoint"), Osborn Laboratories (Canada) Inc., Osborn Group Inc., Applied BioConcepts Inc., and Intellisys, Inc. Osborn's major offerings include laboratory-testing services, document management, imaging, fraud detection, specimen delivery services, and related technology solutions to the life and health insurance market in the United States and Canada.

The financial statements of Osborn include the assets, liabilities, revenue, and expenses of the businesses conducted by Osborn Laboratories (Canada) Inc., Osborn Group Inc., Applied BioConcepts Inc., and Intellisys, Inc. operating units. The separate financial statements of the Company have been prepared on a basis that management believes to be reasonable and appropriate and include the historical balance sheet, results of operations, and cash flow, including allocated portions of ChoicePoint's centralized functions, as described below. All significant transactions within the Company have been eliminated.

Allocation of Shared Services

Under ChoicePoint's centralized cash management system, short-term advances from ChoicePoint and excess cash sent to ChoicePoint are included in parent's investment in the accompanying balance sheets. Osborn was charged corporate costs in the amount of $3.2 million, $2.5 million, and $2.1 million in 2000, 1999, and 1998, respectively. These allocations were based on an estimated proportion of ChoicePoint corporate expenses related to Osborn primarily utilizing such factors as revenues, number of employees, and other applicable factors. In the opinion of management, the corporate charges have been made on a reasonable basis and provide a reasonable estimate of the costs attributable to Osborn. These amounts have been included in selling, general, and administrative expenses in the accompanying statements of income. The Company was also charged corporate interest expense based on the relationship of its net assets to total ChoicePoint net assets, excluding corporate debt, in the amount of $730,000, $1.2 million, and $1 million in 2000, 1999, and 1998, respectively, which is included in interest expense in the accompanying statements of income.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers short-term cash investments with original maturities of three months or less to be cash equivalents.

Inventories

Inventories consist of completed specimen collection kits, laboratory supplies, and various materials used in the assembly of specimen collection kits for sale to customers. Inventories are valued at lower of cost (on a first-in, first-out basis) or market and consisted of the following at December 31, 2000 and 1999 (in thousands):
	2000	1999
Raw materials and supplies	831	753
Lab supplies	670	777
Finished goods	401	126
	$ 1,902	$ 1,656

Income Taxes

The Company has been included in the consolidated federal income tax returns of ChoicePoint. The provision for income taxes in the accompanying financial statements reflects the federal, state, and foreign income taxes calculated on the Company's separate income.

The Company records deferred income taxes using enacted tax laws and rates for the years in which taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax basis of assets and liabilities.

Property and Equipment

Property and equipment at December 31, 2000 and 1999 consisted of the following (in thousands):
	2000	1999
Land, buildings, and improvements	$ 12,958	$ 12,891
Furniture and equipment	14,988	14,213
Less accumulated depreciation	(15,230)	(13,577)
	$ 12,716	$ 13,527

Property and equipment are recorded at cost. Minor property and equipment additions and repair and maintenance costs are charged to expense as incurred.

The cost of property and equipment is depreciated primarily on the straight-line basis over estimated useful lives of 30 to 40 years for buildings; useful lives, not to exceed lease terms, for leasehold improvements; 3 to 8 years for data processing equipment; and 8 to 10 years for furniture.

Goodwill and Other Assets

Goodwill is amortized on a straight-line basis over 40 years. As of December 31, 2000 and 1999, accumulated amortization was $7.4 million and $6.2 million, respectively.

Other assets at December 31, 2000 and 1999 consisted of the following (in thousands):
	2000	1999
Other acquisition intangibles, net	$ 2,019	$ 2,541
System development and other deferred costs, net	2,831	3,897
	$ 4,850	$ 6,438

Other acquisition intangibles include software, technology, and patents and are being amortized on a straight-line basis over ten years. As of December 31, 2000 and 1999, accumulated amortization was $3.2 million and $2.7 million, respectively.

As of December 31, 2000 and 1999, approximately $7.1 million and $6.7 million, respectively, of costs of software developed for internal use had been capitalized and are included in system development and other deferred costs. The amounts capitalized consist of certain direct costs, including independent contractor and payroll costs. System development and other deferred costs are being amortized on a straight-line basis primarily over three to five years. As of December 31, 2000 and 1999, accumulated amortization was $4.2 million and $2.9 million, respectively.

Impairment of Goodwill and Long-Lived Assets

The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amount of goodwill or other long-lived assets may warrant revision or may not be recoverable. When factors indicate that goodwill or other assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related business or other assets over the remaining life of the goodwill or other assets in measuring whether the goodwill or other assets are recoverable. If the carrying amount exceeds undiscounted cash flows, an impairment loss would be recognized for the difference between the carrying amount and its estimated fair value.

Depreciation and Amortization Expense

Depreciation and amortization expense for the years ended December 31, 2000, 1999, and 1998 consisted of the following (in thousands):
	2000	1999	1998
Property and equipment	$ 1,675	$ 2,008	$ 2,219
Goodwill	1,205	1,205	1,205
Other acquisition intangibles	522	650	125
System development and other deferred costs	1,351	981	602
	$ 4,753	$ 4,844	$ 4,151

Revenue and Expense Recognition

The Company recognizes revenue when an agreement exists, prices are determinable, services and products are delivered, and collectibility is reasonably assured.

Certain costs that are passed on by the Company to its customers ("pass-through revenue") are excluded from revenues and recorded as a reduction of cost of services in the financial statements. Pass-through revenues were $340,000 in 2000 and $0 in 1999 and 1998, respectively.

Research and Development Expenses

Research and development costs are charged to expense when incurred. Research and development costs were approximately $340,000, $490,000, and $410,000 in 2000, 1999, and 1998, respectively.

Unusual Items

During 2000, the Company eliminated approximately 30 positions and recorded and paid termination benefits of $400,000. This amount was recorded as an unusual item in the accompanying statement of income.

Concentrations of Revenue and Accounts Receivables

Substantially all of the Company's revenues are realized through the insurance industry. In 2000, 1999, and 1998, two companies accounted for approximately 14%, 14%, and 10%, respectively, and 11%, 10%, and 8%, respectively, of revenues. At December 31, 1999, approximately 32% of the Company's receivables were due from one customer.

Foreign Currency Translation

The assets and liabilities of foreign subsidiaries are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The resulting translation adjustment is recorded as a component of the parent's investment. Foreign currency transaction gains and losses are not material.

New Accounting Pronouncements

In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138 that amended the accounting and reporting of derivatives under SFAS No. 133, " Accounting for Derivative Instruments and Hedging Activities," to exclude, among other things, contracts for normal purchases and sales. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities on its balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of SFAS No. 133 on January 1, 2001 did not have a material effect on the Company.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 supersedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." This standard prescribes the accounting principles for business combinations and requires that all business combinations be accounted for using the purchase method of accounting. This standard is effective for all business combinations initiated after June 30, 2001. This standard is not expected to have a material impact on the Company's financial position or results of operations.

SFAS No. 142 supersedes APB Opinion No. 17, "Intangible Assets." This standard prescribes the accounting practices for acquired goodwill and other intangible assets. Under this standard, goodwill will no longer be amortized to earnings, but instead will be reviewed periodically (at least annually) for impairment. During 2000, the Company recorded goodwill amortization expense totaling $1.2 million. The Company will continue to amortize goodwill acquired prior to June 30, 2001 until the adoption date; however, goodwill related to acquisitions subsequent to June 30, 2001 will not be amortized. The Company will adopt this standard on January 1, 2002. The Company has not determined the impact this standard will have on its financial position or results of operations.

3. INCOME TAXES

The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities. The provision for income taxes for the years ended December 31, 2000, 1999, and 1998 consists of the following (in thousands):

	2000	1999	1998
Current:
Federal	$ 1,370	$ 1,792	$ 663
Foreign	193	424	282
State	317	419	156
	1,880	2,635	1,101
Deferred:
Federal	(461)	235	578
Foreign	64	(31)	(23)
State	(106)	53	121
	(503)	257	676
Total	$ 1,377	$ 2,892	$ 1,777

The provision for income taxes for the years ended December 31, 2000, 1999, and 1998 is reconciled with the federal statutory amount as follows (in thousands):

	2000	1999	1998
Provisions for income taxes computed at the federal statutory rate of 34%	$ 743	$ 2,052	$ 1,097
State and local taxes, net of federal tax benefit	138	315	192
Foreign	61	93	61
Goodwill amortization	410	410	410
Other	25	22	17
Provision for income taxes	$ 1,377	$ 2,892	$ 1,777

Components of the Company's deferred income tax assets and liabilities at December 31, 2000 and 1999 are as follows (in thousands):

	2000	1999
Deferred income tax assets:
Postretirement benefits	$ 235	$ 216
Allowance for bad debts	187	199
Reserves and accrued expenses	48	85
Other	27	18
	497	518
Deferred income tax liabilities:
Depreciation	(795)	(987)
Deferred expenses	(1,129)	(1,461)
	(1,924)	(2,448)
Net deferred income tax liabilities	$ (1,427)	$ (1,930)

4. EMPLOYEE STOCK OPTIONS

The Company participates in the ChoicePoint 1997 Omnibus Stock Incentive Plan (the "Omnibus Plan"), which was approved for ChoicePoint and its subsidiaries and ratified by the shareholders in 1999. The Omnibus Plan authorizes grants of stock options, stock appreciation rights, restricted stock, deferred shares, performance shares, and performance units for an aggregate of 12 million shares of ChoicePoint common stock. The Omnibus Plan requires options be granted at fair market value. As of December 31, 2000, employees of the Company held options to purchase 294,684 shares of ChoicePoint's common stock at exercise prices ranging from $4.82 to $25.38 per share, of which 100,488 were exercisable.

Pro Forma Information

ChoicePoint has elected to continue to account for its stock-based compensation plan under APB Opinion No. 25 and disclose pro forma effects on net income as provided by SFAS No. 123. Accordingly, the Company does not recognize compensation cost in connection with its participation in ChoicePoint's stock option plans. If ChoicePoint had elected to recognize compensation cost for these plans based on the fair value at grant date as prescribed by SFAS No. 123, Osborn's net income for the years ended December 31, 2000, 1999, and 1998 would have been reduced to the pro forma amounts indicated in the following table (in thousands):
	2000		1999		1998
	Reported	Pro Forma	Reported	Pro Forma	Reported	Pro Forma
Net income	$ 809	$ 503	$ 3,142	$ 2,796	$ 1,450	$ 1,142

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the three years in the period ended December 31, 2000:
	2000	1999	1998
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	32.0%	30.0%	32.0%
Risk-free interest rate	6.6%	6.7%	5.6%
Expected life in years	5.6	4.7	4.5
Weighted average fair value of options granted	$10.53	$7.11	$5.21

5. EMPLOYEE BENEFITS

401(k) Profit-Sharing Plan

The Company participates in the ChoicePoint 401(k) profit-sharing plan, under which eligible company employees may contribute up to 16% of their compensation. ChoicePoint intends to make matching contributions in the form of ChoicePoint common stock equal to a minimum of 25% of employee contributions up to the first 6% of an employee's contributions. The match made on eligible employee contributions for 2000, 1999, and 1998 was 55% in each year. Employee contributions will be invested in one of the available investment funds, as selected by the employee. Matching contributions will be invested in the ChoicePoint stock fund. ChoicePoint may make additional contributions based on achievement of targeted performance levels. The Company's expense for the 401(k) profit-sharing plans was $237,000 in 2000, $258,000 in 1999, and $211,000 in 1998.

Postretirement Benefits

The Company provides certain health care and life insurance benefits for eligible retired employees. Health care benefits are provided through a trust, while life insurance benefits are provided through an insurance company. The Company accrues the cost of providing postretirement benefits for medical and life insurance coverage over the active service period of each employee.

The following table presents a reconciliation of the changes in the plan's benefit obligations and fair value of assets at December 31, 2000 and 1999 (in thousands):
	2000	1999
Change in benefit obligation:
Obligation at beginning of year	$ 455	$ 350
Service cost	40	78
Interest cost	36	31
Benefit payments	(8)	(4)
Obligation at end of year	$ 523	$ 455

Change in plan assets:
Fair value of plan assets at beginning of year	$ 0	$ 0
Employer contributions	8	4
Benefit payments	(8)	(4)
Fair value of plan assets at end of year	$ 0	$ 0

Funded status:
Funded status at end of year and net amount recognized	$ (523)	$ (455)
Unrecognized prior service cost	(61)	(87)
Unrecognized gain	(20)	(12)
Net amount recognized	$ (604)	$ (554)

Net periodic postretirement benefit expense for the years ended December 31, 2000, 1999, and 1998 includes the following components (in thousands):
	2000	1999	1998
Service cost	$ 40	$ 78	$ 59
Interest cost on accumulated benefit obligation	36	31	27
Amortization of prior service cost	(26)	(24)	(13)
Net periodic postretirement benefit expense	$ 50	$ 85	$ 73

The following are weighted average assumptions used in the computation of postretirement benefit expense and the related obligation for the years ended December 31, 2000, 1999, and 1998:
	2000	1999	1998
Discount rate used to determine accumulated postretirement benefit obligation at December 31	8.00%	8.00%	6.75%
Initial health care cost trend rate	8.50	9.00	9.50
Ultimate health care cost trend rate	6.00	6.00	6.00
Year ultimate health care cost trend rate reached	2005	2005	2005

If the health care cost trend rate were increased 1% for all future years, the accumulated postretirement benefit obligation as of December 31, 2000 would have increased 10.3%. The effect of such a change on the aggregate of service and interest cost for 2000 would have been an increase of 9.5%. If the health care cost trend rate were decreased 1% for all future years, the accumulated postretirement benefit obligation as of December 31, 2000 would have decreased 8.1%. The effect of such a change on the aggregate of service and interest cost for 2000 would have been a decrease of 7.6%.

The Company continues to evaluate ways in which it can better manage these benefits and control its costs. Any changes in the plan, revisions to assumptions, or changes in the Medicare program that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and future annual expense.

6. COMMITMENTS AND CONTINGENCIES

Leases

The Company's operating leases involve principally office space and office equipment. Rental expense was $652,000 in 2000, $568,000 in 1999, and $480,000 in 1998.

Future minimum payment obligations for noncancelable operating leases exceeding one year, net of subleases, are as follows as of December 31, 2000 (in thousands):
2001	$ 462
2002	115
2003	88
2004	78
2005	—
Thereafter	—
$ 743

In September 1997, the Company entered into a five-year supply contract with a vendor for certain reagents. The contract requires Osborn to purchase 90 million tests or $5.8 million of products during the contract term. As of December 31, 2000, the remaining commitment under this contract was approximately $1.5 million.

Litigation

A limited number of lawsuits seeking damages are brought against the Company each year. The Company provides for estimated legal fees and settlements relating to pending lawsuits. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position, liquidity, or results of operations. The Company regards all such lawsuits as occurring in the ordinary course of business.

7. SUBSEQUENT EVENTS

On August 31, 2001, certain assets of the Company were sold to LabOne, Inc. for $49 million in cash.